For period ending October 31, 2007

File number 811-8767

Exhibit 77H:

UBS Global Asset Management (Americas) Inc. may be deemed to have had initial control of the Registrants new series (UBS Select Tax-Free Institutional Fund, UBS Prime Preferred Fund, UBS Treasury Preferred Fund, UBS Tax-Free Preferred Fund, UBS Prime Investor Fund, UBS Treasury Investor Fund, and UBS Tax-Free Investor Fund) as it had provided seed
capital to establish each series.   Such control ceased on various
dates during the initial semi-annual reporting period as public investors invested in certain series and/or the initial seed capital investments were either withdrawn or reduced.

Additional information regarding the three new Investor Series funds (namely, UBS Prime Investor Fund, UBS Treasury Investor Fund and UBS Tax-Free
Investor Fund) has not been provided in response to Items 1-76 of this filing on Form N-SAR as those three funds have not commenced operations and have no shares outstanding. Their only actions to date related to certain organizational matters.